Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Investors: Janine Warell, (773) 864-6897 Media: Matt Messinger, (773) 864-6850
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Carreen Winters – Tel. (201) 507-9500
INDEPENDENT DIRECTORS OF BALLY TOTAL FITNESS ADOPT SHORT-TERM
STOCKHOLDER RIGHTS PLAN
Plan Reflects Board’s Focus on Maximizing Value for All Shareholders and Provides
Investors the Opportunity to Review Forthcoming Financial Information
CHICAGO October 18, 2005 – Bally Total Fitness Holding Corporation, (NYSE: BFT), announced today that its independent Directors have implemented a Stockholder Rights Plan designed to preserve the rights of all shareholders and to ensure investors realize the long-term value of their investment in Bally. The Board has been discussing the Rights Plan with its advisors for some time and approved its adoption subject to obtaining consent from the Company’s lenders, which has now been obtained. The Rights Plan is being adopted in light of the significant accumulations of shares in recent months, and is not a response to any proposed takeover or other transaction. The adoption of the Rights Plan will not foreclose a fair acquisition bid for Bally Total Fitness or any other capital transaction, nor will it preclude any shareholder’s ability to nominate directors.
Under the Company’s Stockholder Rights Policy, the Rights Plan will expire if it is not approved by shareholders prior to July 15, 2006, although it can be redeemed or terminated sooner by the Company. In the interim, this plan is intended to prevent an outside party from attempting to acquire the Company or its equity at prices that may not reflect Bally’s true long-term value.
The Board of Directors believes the Rights Plan will help create a level playing field, allowing all investors to make informed decisions based on greater visibility into the Company’s operational and financial performance. The Rights Plan provides prudent protection and is particularly important at this time because Bally’s financial statements for the first nine months of 2005, the year ended December 31, 2004 and for the prior years that are being restated, have not yet been issued. The Board of Directors believes shareholders should have and review such financial information before evaluating proposals from the Company or third parties.
Details of the Rights Plan
In connection with the Rights Plan, the Bally Board of Directors declared a dividend of one Preferred Share Purchase Right for each outstanding share of Bally common stock. The Rights distribution will be payable to shareholders of record on October 31, 2005. The Rights distribution is not taxable to shareholders. After a triggering event, including a person or group acquiring 15% or more of Bally’s common stock, the Rights provide shareholders (excluding the acquiring person) the ability to purchase one one-thousandth of a share of newly created Series B Junior Participating Preferred Stock of Bally at an exercise price of $13. The Bally Board will be entitled to redeem the Rights at $0.001 per Right at any time before a person has acquired 15% or more of the outstanding common stock.
Should a person or group acquire more than 15% of the Company’s common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price and in lieu of receiving shares of preferred stock, a number of common shares of Bally having a market value at that time of twice the Right’s exercise price. In the same regard, the Rights of the acquiring person or group will become void and will not be exercisable. If Bally is acquired in a merger or other business combination transaction not approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right’s then-current exercise price and in lieu of receiving shares of preferred stock, a number of the acquiring company’s common shares having a market value at that time of twice the Right’s exercise price.
The Rights Plan will terminate on July 15, 2006 unless the issuance of the Rights is ratified by Company shareholders prior to that time. The Board of Directors presently intends to submit the Rights Plan to shareholders for ratification prior to July 15, 2006, unless previously redeemed, exchanged or otherwise terminated. If the shareholders ratify the Rights at that meeting, the expiration date will be October 18, 2015, subject to shareholder ratification every subsequent two years no later than July 31st of the applicable year beginning 2008. In 2004, in connection with redeeming its 1996 rights plan, Bally agreed with shareholders to adopt a Rights Policy giving it the ability to implement a new Rights Plan without prior shareholder approval if the independent Directors on the Board determine the delay attendant to prior shareholder approval of the Rights Plan is not in the best interests of the Company’s shareholders and the Rights Plan is submitted to a vote of shareholders on the later of its next annual meeting date or 270 days after adoption.
About Bally Total Fitness
 Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with approximately four million members and nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the possible accumulation of additional shares by existing significant shareholders or by others; other efforts by existing shareholders or others to gain influence or control over Bally; existing or other potential litigation initiated by shareholders or others; possible litigation by Bally if shareholders or others make proposals or statements which Bally does not believe to be fair or accurate or in the best interests of its other shareholders; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; and other factors described in prior filings of the Company with the Securities and Exchange Commission.
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